FOR IMMEDIATE RELEASE                  Contact:   Sophia V. Bilinsky
---------------------                             Chief Executive Officer
                                                  U.S. HomeCare Corporation
                                                  (914) 946-9601

                                                  Jay C. Huffard
                                                  Chairman
                                                  U.S. HomeCare Corporation
                                                  (203) 661-3405


U.S. HomeCare, (OTC-USHO), announced today that as a result of the Company's continuing defaults on its secured indebtedness, it's Agent Bank, Chase Manhattan Bank, had advised the Company that it intends to take possession of U.S. HomeCare's assets on or about April 14, 2000. All assets of U.S. HomeCare secure the Company's indebtedness to the banks. The Agent Bank, effective today, has entered into a definitive agreement with Premier Home Health Care, Inc. to sell the assets of U.S. HomeCare Corporation's New York Licensed agencies. Agreements to sell the Company's other assets are currently being negotiated by the Agent Bank.

Simultaneous with the asset foreclosure, U.S. HomeCare will cease to operate and the Company's Board of Directors and its CEO, Sophia V. Bilinsky, will resign.

The Company has explored many other alternatives to its cash flow problems. In the banks' judgement, this was the only alternative given the depressed nature of the Home Health Care Industry and the banks' level of interest in continuing their support of the Company's cash flow shortfalls. U.S. HomeCare has had a long history of excellence in serving the many patients in its communities which we hope will be continued.

The continuing defaults and the banks' subsequent decision to foreclose on and sell U.S. HomeCare's assets are largely the result of the burden placed on the Company by required repayments to the Medicare program, repayments related to liabilities incurred in the early 1990's, the burden of repaying the 1998 New York Attorney General Settlement, and recent Y2K related cash flow timing issues.

U.S. HomeCare Corporation, through April 14, 2000, will provide home health care services in New York, Connecticut, and Pennsylvania.

--------------------------------------------------------------------------------
This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company's filings and reports with the Securities and Exchange Commission.
--------------------------------------------------------------------------------